Exhibit 99.1

Merck KGaA, Darmstadt, Germany to Acquire SpringWorks Therapeutics to Accelerate Sustainable Growth of Healthcare Business

– Purchase price of $47 per share in cash represents an equity value of approximately $3.9 billion, or an enterprise value of $3.4 billion (€3.0 billion) –

– Planned acquisition will immediately add revenue and accelerate mid- to long-term growth for Merck KGaA, Darmstadt, Germany’s Healthcare business –

– SpringWorks Therapeutics is a U.S. biopharmaceutical company with a first-in-class, systemic standard-of-care therapy in adults with desmoid tumors and the first and only approved therapy for adults and children with neurofibromatosis type 1-associated plexiform neurofibromas –

– Planned acquisition will strengthen the presence of Merck KGaA, Darmstadt, Germany’s Healthcare business in the United States and expand reach of SpringWorks’ therapeutic innovations to more patients with rare tumors worldwide –

STAMFORD, Conn., April 28, 2025 – Merck KGaA, Darmstadt, Germany (DAX: MRK), a leading science and technology company, and SpringWorks Therapeutics, Inc. (Nasdaq: SWTX), a commercial-stage biopharmaceutical company focused on severe rare diseases and cancer, today announced the companies have entered into a definitive agreement for Merck KGaA, Darmstadt, Germany to acquire SpringWorks. The purchase price of $47 per share in cash represents an equity value of approximately $3.9 billion, or an enterprise value of $3.4 billion (€3.0 billion) based on SpringWorks’ cash balance as of December 31, 2024, and a premium of 26% to SpringWorks’ unaffected 20-day volume-weighted average price of $37.38 on February 7, 2025, the day prior to the first market speculation of a potential transaction between Merck KGaA, Darmstadt, Germany and SpringWorks.

“The agreed acquisition of SpringWorks is a major step in our active portfolio strategy to position Merck KGaA, Darmstadt, Germany as a globally diversified, innovation and technology powerhouse. For our Healthcare sector, it sharpens the focus on rare tumors, accelerates growth, and strengthens our presence in the U.S.,” said Bel€n Garijo, Chair of the Executive Board and CEO of Merck KGaA, Darmstadt, Germany. “Beyond this planned transaction, we will continue to explore M&A opportunities across our three complementary business sectors, always with a firm focus on strategic fit, financial robustness, and long-term value creation.”

The planned transaction is fully aligned with the business development/M&A priorities of Merck KGaA, Darmstadt, Germany’s Healthcare business as outlined during the company’s Capital Markets Day in October 2024: to continue to pursue external innovation via in-licensing of high-quality compounds at various stages of development and focused acquisitions that promise early value creation. It also fits with the strategic objective of strengthening Merck KGaA, Darmstadt, Germany’s Healthcare presence in the United States, the world’s largest pharmaceutical market.

Upon closing, the business combination will immediately contribute to Merck KGaA, Darmstadt, Germany’s revenues and is expected to be accretive to Merck KGaA, Darmstadt, Germany’s earnings per share pre (EPS pre) in 2027. The acquisition will be funded with available cash and new debt. Beyond this planned transaction, Merck KGaA, Darmstadt, Germany will retain the ability to pursue larger transactions and continue to evaluate opportunities across its three sectors, with Life Science a priority. Merck KGaA, Darmstadt, Germany is committed to preserving its strong investment grade credit rating.

SpringWorks’ rare tumor portfolio, including a marketed first-in-class, systemic standard-of-care therapy for adults with desmoid tumors and the first and only approved therapy for adults and children with neurofibromatosis type 1 (NF1) who have symptomatic plexiform neurofibromas (PN) not amenable to complete resection, will accelerate immediate and sustainable revenue growth for Merck KGaA, Darmstadt, Germany. SpringWorks’ portfolio complements Merck KGaA, Darmstadt, Germany’s progress in rare tumors, with Merck KGaA, Darmstadt, Germany recently exercising an option for worldwide commercialization rights for pimicotinib, an investigational therapy developed by Abbisko Therapeutics Co., Ltd. for patients with tenosynovial giant cell tumor (TGCT).

“We have the unique opportunity with SpringWorks to establish a leadership position in rare tumors and build a strong foundation for further investments in this area, where a large unmet medical need exists,” said Peter Guenter, member of the Executive Board and CEO of Healthcare at Merck KGaA, Darmstadt, Germany. “Together, Merck KGaA, Darmstadt, Germany and SpringWorks are the perfect combination to improve outcomes for patients with rare tumors and bring therapeutic innovations to more patients worldwide while building on and reinforcing the early success of SpringWorks in the United States. For Merck KGaA, Darmstadt, Germany, the planned acquisition will create long term, sustainable growth for our Healthcare business. Along with my successor Danny Bar-Zohar, we look forward to completing this strategic transaction and making a meaningful difference for patients whose lives are so profoundly affected by these complex and challenging tumors.”

The agreed acquisition provides SpringWorks with an opportunity to expand its reach into markets beyond the U.S. and leverage the breadth of resources of Merck KGaA, Darmstadt, Germany’s global Healthcare organization.

“From the outset, our focus at SpringWorks has been to create transformative solutions for patients suffering from serious diseases. We have successfully launched two best-in-class medicines in the United States, and with the aspiration to deliver our therapies worldwide, our journey is at a pivotal juncture. It became clear during our discussions with the Merck KGaA, Darmstadt, Germany team that we share many core values, including a commitment to help more patients with rare tumors live longer, better lives,” said Saqib Islam, CEO of SpringWorks Therapeutics. “We believe that by joining forces with Merck KGaA, Darmstadt, Germany, we are not only creating significant, immediate value for our stakeholders, but we will also be able to leverage their resources and expertise to build a brighter future for the patient communities we seek to serve while also creating new opportunities for SpringWorks employees as part of a global organization.”

SpringWorks’ U.S. Food and Drug Administration (FDA)-approved therapy, OGSIVEO€ (nirogacestat) is a first-in-class therapy that is the systemic standard of care for the treatment of adult patients with progressing desmoid tumors who require systemic treatment. SpringWorks’ marketing authorization application (MAA) for nirogacestat is under review with the European Medicines Agency (EMA), with a Committee for Medicinal Products for Human Use (CHMP) decision expected in Q2 2025.

GOMEKLI™ (mirdametinib) is the first and only FDA-approved therapy for the treatment of adult and pediatric patients 2 years of age and older with NF1-PN not amenable to complete resection. The FDA’s February 2025 approval of GOMEKLI was based on positive data from SpringWorks’ Phase 2b ReNeu trial, which showed GOMEKLI treatment resulted in a robust objective response rate, deep and durable reductions in tumor volume, and a manageable safety profile. With the approval, SpringWorks was granted a rare pediatric disease priority review voucher by the FDA. The marketing authorisation application for mirdametinib has been validated by the European Medicines Agency (EMA) with a potential approval in 2025. In addition, SpringWorks is advancing its pipeline with additional programs in other tumor settings that are currently underserved.

The transaction has been unanimously approved, by all those in attendance, by both the Merck KGaA, Darmstadt, Germany and SpringWorks Boards of Directors and is expected to close in the second half of 2025, subject to satisfaction of customary closing conditions, including approval of SpringWorks’ shareholders and receipt of required regulatory approvals.

J.P. Morgan is acting as exclusive financial advisor and Sullivan & Cromwell LLP is acting as legal counsel to Merck KGaA, Darmstadt, Germany. Centerview Partners LLC and Goldman Sachs & Co. LLC are acting as joint financial advisors to SpringWorks, and Goodwin Procter LLP is acting as SpringWorks’ legal counsel.

About SpringWorks Therapeutics

SpringWorks is a commercial-stage biopharmaceutical company dedicated to improving the lives of patients with severe rare diseases and cancer. We developed and are commercializing OGSIVEO€ (nirogacestat) as the first and only FDA-approved medicine for adults with desmoid tumors and GOMEKLI™ (mirdametinib) as the first and only FDA-approved medicine for both adults and children with neurofibromatosis type 1 associated plexiform neurofibromas (NF1-PN). We are also advancing a diverse portfolio of novel targeted therapy product candidates for patients with both solid tumors and hematological cancers.

For more information, visit www.springworkstx.com and follow @SpringWorksTx on X, LinkedIn, Facebook, Instagram and YouTube.

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, a leading science and technology company, operates across life science, healthcare and electronics. More than 62,000 employees work to make a positive difference to millions of people’s lives every day by creating more joyful and sustainable ways to live. From providing products and services that accelerate drug development and manufacturing as well as discovering unique ways to treat the most challenging diseases to enabling the intelligence of devices – the company is everywhere. In 2024, Merck KGaA, Darmstadt, Germany, generated sales of € 21.2 billion in 65 countries. The company holds the global rights to the name and trademark “Merck” internationally. The only exceptions are the United States and Canada, where the business sectors of Merck KGaA, Darmstadt, Germany, operate as MilliporeSigma in life science, EMD Serono in healthcare and EMD Electronics in electronics. Since its founding in 1668, scientific exploration and responsible entrepreneurship have been key to the company’s technological and scientific advances. To this day, the founding family remains the majority owner of the publicly listed company. All Merck KGaA, Darmstadt, Germany, press releases are distributed by e-mail at the same time they become available on the EMD Group website. In case you are a resident of the USA or Canada, please go to www.emdgroup.com/subscribe to register for your online, change your selection or discontinue this service.

Additional Information and Where to Find It

In connection with the proposed transaction between SpringWorks and Merck KGaA, Darmstadt, Germany, SpringWorks will file with the SEC a proxy statement on Schedule 14A relating to a special meeting of its stockholders. Additionally, SpringWorks may file other relevant materials with the SEC in connection with the proposed transaction. Investors and securityholders of SpringWorks are urged to read the proxy statement and any other relevant materials filed or that will be filed with the SEC, as well as any amendments or supplements to these materials and documents incorporated by reference therein, carefully and in their entirety when they become available because they contain or will contain important information about the proposed transaction and related matters. The definitive version of the proxy statement will be mailed or otherwise made available to SpringWorks’ securityholders. Investors and securityholders will be able to obtain a copy of the proxy statement (when it is available) as well as other filings containing information about the proposed transaction that are filed by SpringWorks with the SEC, free of charge on EDGAR at www.sec.gov, on the investor relations page of SpringWorks’ website at ir.springworkstx.com, or by contacting SpringWorks’ investor relations department at investors@springworkstx.com.

Participants in the Solicitation

SpringWorks and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SpringWorks in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information about SpringWorks’ directors and executive officers, including a description of their direct interests, by security holdings or otherwise, will be included in the proxy statement (when available). SpringWorks’ stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of SpringWorks’ directors and executive officers in the proposed transaction, which may be different than those of SpringWorks’ stockholders generally, by reading the proxy statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

SpringWorks Forward-Looking Statements

Any statements in this press release about SpringWorks’ future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements about Merck KGaA, Darmstadt, Germany’s proposed acquisition of SpringWorks, the ability of Merck KGaA, Darmstadt, Germany and SpringWorks to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the merger contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the proposed transaction, Merck KGaA, Darmstadt, Germany’s and SpringWorks’ beliefs and expectations and statements about the benefits sought to be achieved in the proposed acquisition of SpringWorks by Merck KGaA, Darmstadt, Germany, the potential effects of the acquisition on SpringWorks, the possibility of any termination of the merger agreement, as well as the expected benefits and success of SpringWorks’ product candidates, and other statements containing the words “anticipates,” “believes,” “continue,” “expects,” “intends,” “look forward,” “plans,” “toward,” “will” and similar expressions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond SpringWorks’ control. These forward-looking statements are based upon SpringWorks’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Such risks and uncertainties include, without limitation, (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including the receipt of required regulatory approvals and the requisite approval of SpringWorks’ stockholders; (iii) the effects of disruption from the proposed transaction contemplated by the merger agreement and the impact of the announcement and pendency of the proposed transaction on SpringWorks’ business; (iv) the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; (v) the response of competitors to the proposed transaction; (vi) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (vii) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (viii) significant costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) restrictions during the pendency of the proposed transaction that may impact SpringWorks’ ability to pursue certain business opportunities; (xi) risks related to the advancement of product candidates into, and successful completion of, preclinical studies and clinical trials; (xii) risks and uncertainties related to regulatory application, review and approval processes and SpringWorks’ compliance with applicable legal and regulatory requirements; (xiii) general industry conditions and competition; and (xiv) general economic factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement to be filed with the SEC in connection with the proposed transaction. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in SpringWorks’ most recent annual and quarterly reports filed with the SEC and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time and available at www.sec.gov. All forward-looking statements contained in this communication speak only as of the date hereof, and SpringWorks specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Contacts:

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